PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
December 1, 2021

PVH CORP. REPORTS 2021 THIRD QUARTER EARNINGS ABOVE GUIDANCE AND RAISES FULL YEAR EPS OUTLOOK

•Third quarter revenue increased 10% to $2.333 billion compared to the prior year period, despite worsening logistics disruptions in October, including significant U.S. port delays, which resulted in a 4% negative impact from an unplanned shift in the timing of U.S. wholesale shipments from the third quarter into the fourth quarter
◦Full year 2021 revenue projected to increase 27% to 28% compared to 2020, reaffirming the top end of previous guidance
◦Revenue in international businesses for the quarter significantly exceeded third quarter 2019 pre-pandemic levels
◦Revenue through digital channels for the quarter grew approximately 15%
◦Digital penetration as a percentage of total revenue was approximately 21%
•Gross margin for the quarter increased over 300 basis points compared to third quarter 2019 pre-pandemic levels and drove operating margin expansion
•Third quarter EPS exceeded guidance and was:
◦GAAP basis: $3.89 compared to guidance of $3.00 to $3.05
◦Non-GAAP basis: $2.67 compared to guidance of $1.95 to $2.00
•Raising full year 2021 EPS outlook:
◦GAAP basis: Raising to approximately $10.75 from approximately $8.80 previously
◦Non-GAAP basis: Raising to approximately $9.25 from approximately $8.50 previously
•Made over $100 million of voluntary term loan payments in the third quarter (bringing voluntary payments to over $800 million for first nine months of 2021)
•Repurchased $149 million of common stock and reinstated the cash dividend

New York, New York - PVH Corp. [NYSE: PVH] reported its 2021 third quarter results.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions.” Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the “Non-GAAP Exclusions” and identify and quantify all excluded items.

CEO Comments:
Stefan Larsson, Chief Executive Officer, commented “Our third quarter earnings significantly exceeded our guidance, led by our international businesses, and we achieved overall stronger than expected margin performance across brands. This reflects the strength of our global iconic brands, Calvin Klein and TOMMY HILFIGER, and the pricing power we are able to achieve through strength in product, consumer engagement, and consumer experience in the digitally led marketplace. While COVID-related challenges remain, we delivered double-digit revenue growth, which would have been even stronger, and above guidance, if not for the greater than anticipated impact of U.S. port delays that pushed wholesale shipments into the fourth quarter.”

Mr. Larsson added, “Looking ahead, while we continue to monitor the evolving COVID uncertainty, based on our strong third quarter performance and current momentum with holiday sales off to a strong start, we are further raising our earnings guidance for the full year. We are now forecasting operating margins above 2019 pre-pandemic levels. We remain highly focused on driving sustainable, long-term profitable growth and shareholder value.”

Third Quarter Review:

•Revenue: Overall revenue for the third quarter increased 10% compared to the prior year period, despite worsening logistics disruptions in October, including significant U.S. port delays, which resulted in a 4% negative impact from an unplanned shift in the timing of U.S. wholesale shipments from the third quarter into the fourth quarter. Revenue in the current quarter reflected a 4% reduction resulting from the sale of certain intellectual property and other assets of the Heritage Brands business that closed on the first day of the third quarter of 2021 and the exit from the Heritage Brands Retail business that was substantially completed in the second quarter of 2021.

◦Direct-to-Consumer: Total direct-to-consumer revenue for the third quarter was flat compared to the prior year period, inclusive of a 5% reduction from the exit of the Heritage Brands Retail business. Digital commerce increased 21% as compared to the prior year period on top of exceptionally strong growth in 2020. The Company’s retail stores continued to face pressure as a result of the pandemic, with the majority of the Company’s stores in Australia temporarily closed for most of the current year’s third quarter.

◦Wholesale: Total wholesale revenue for the third quarter increased 17% compared to the prior year period despite the unplanned shift in the timing of U.S. wholesale shipments mentioned above and the impact of the Heritage Brands transaction. The Company’s sales to the digital businesses of its traditional and pure play wholesale customers continued to exhibit double digit growth.

•Gross Margin: Overall gross margin in the third quarter was 57.7% as compared to 52.0% in the prior year period, primarily due to more full price selling and a favorable shift in regional sales mix. These improvements more than offset higher freight costs, including an increase in air freight to mitigate anticipated supply chain and logistics delays.

•Inventory: Overall inventory levels decreased 7% compared to the prior year period, primarily due to the Heritage Brands transaction and the exit from the Heritage Brands Retail business. In-transit inventory levels in the third quarter increased over 50% compared to the prior year period, primarily due to extended lead times from supply chain and logistics disruptions, including U.S. port delays, which drove the above mentioned shift in the timing of U.S. wholesale shipments from the third quarter into the fourth quarter.

Third Quarter Consolidated Results:
Third quarter revenue increased 10% to $2.333 billion compared to the prior year period. Foreign currency exchange rate fluctuations did not have a material impact on third quarter 2021 revenue. The revenue increase compared to the prior year period reflects:

•A 12% increase in the Tommy Hilfiger business compared to the prior year period, including an 11% increase in Tommy Hilfiger International revenue and a 13% increase in Tommy Hilfiger North America revenue.
•A 22% increase in the Calvin Klein business compared to the prior year period, including a 19% increase in Calvin Klein International revenue and a 27% increase in Calvin Klein North America revenue.
•A 36% decrease in the Heritage Brands business compared to the prior year period, which included a 40% decline resulting from the Heritage Brands transaction and the exit from the Heritage Brands Retail business.

Earnings per share on a GAAP basis was $3.89 for the third quarter of 2021 compared to $0.98 in the prior year period. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release, including a pre-tax net gain of $113 million recorded in the current quarter in connection with the Heritage Brands transaction. Earnings per share on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings per share on a non-GAAP basis was $2.67 for the third quarter of 2021 compared to $1.32 in the prior year period.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $377 million compared to $122 million in the prior year period. Included in earnings before interest and taxes for the third quarter of 2021 was an aggregate net gain of $111 million consisting of (i) a $113 million net gain in connection with the Heritage Brands transaction and (ii) costs of $2 million in connection with actions announced in March 2021 to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, consisting of severance. Included in earnings before interest and taxes for the prior year period were costs of $10 million consisting of (i) $9 million in connection with exiting the Heritage Brands Retail business and (ii) $1 million related to the North America workforce reduction, comprised of severance and other termination benefits. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter increased to $266 million compared to $132 million in the prior year period. The increase was primarily driven by the revenue increase and gross margin improvements discussed above.

Net interest expense on a GAAP basis decreased to $25 million from $34 million in the prior year period. Included in net interest expense for the prior year period was a $1 million expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition. Net interest expense on a non-GAAP basis for the prior year period excludes this amount. Net interest expense of $25 million on a GAAP basis (there were no non-GAAP exclusions in the third quarter of 2021) is a decrease from $32 million on a non-GAAP basis in the prior year period, primarily due to the impact of (i) over $800 million of voluntary debt payments made during the first nine months of 2021 and (ii) lower interest rates in the third quarter of 2021.

The effective tax rate on a GAAP basis for the third quarter of 2021 was 20.7% as compared to 21.6% in the prior year period. The effective tax rate on a non-GAAP basis for the third quarter of 2021 was 20.5% as compared to 6.1% in the prior year period.

Stock Repurchase Program:
The Company repurchased approximately 1.4 million shares of its common stock for $149 million during the third quarter of 2021 ($1.6 billion since inception) under the $2.0 billion stock repurchase program authorized by the Board of Directors through June 3, 2023.

2021 Outlook:

The Company is providing its updated 2021 outlook despite the continued uncertainty due to the COVID-19 pandemic, including the Omicron variant, and related supply chain and logistics disruptions globally. Supply chain and logistics disruptions have impacted and continue to impact the Company, including vessel, container and other transportation shortages, labor shortages and port congestion globally, as well as production delays in some of the Company’s key sourcing countries. These disruptions have resulted in, and could continue to result in, delivery delays to wholesale customers and delayed inventory availability for the Company’s stores and digital commerce businesses. The Company’s 2021 results could differ materially from its current outlook.

Full Year Guidance
Revenue in 2021 is projected to increase 27% to 28% (increase 25% to 26% on a constant currency basis) as compared to 2020.

The Company currently projects that 2021 earnings per share on a GAAP basis will be approximately $10.75 compared to a loss per share of $(15.96) in 2020. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share and loss per share on a non-GAAP basis for these periods, respectively, as discussed below, exclude these amounts.

The Company currently projects that 2021 earnings per share on a non-GAAP basis will be approximately $9.25 compared to a loss per share of $(1.97) in 2020.

Net interest expense in 2021 on a GAAP basis is projected to decrease to approximately $105 million compared to $121 million in 2020. Included in net interest expense for the prior year was a $5 million expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition. Net interest expense on a non-GAAP basis for the prior year excludes this amount. Net interest expense in 2021 on a GAAP basis (there are no non-GAAP exclusions expected in 2021) is projected to decrease to approximately $105 million compared to $116 million on a non-GAAP basis in 2020.

The Company estimates that the 2021 effective tax rate will be in a range of 7.5% to 8.5% on a GAAP basis, which includes an estimated discrete tax benefit to be recorded in the fourth quarter resulting from a tax accounting method change made in conjunction with its 2020 U.S. federal income tax return. The 2021 effective tax rate guidance on a non-GAAP basis excludes this amount. The Company estimates that the 2021 effective tax rate will be in a range of 16% to 17% on a non-GAAP basis. Included in the 2021 effective tax rate guidance on both a GAAP and a non-GAAP basis is an expected discrete tax benefit related to the resolution of uncertain tax positions.

The Company’s estimate of 2021 earnings per share on a non-GAAP basis excludes (i) a $113 million pre-tax net gain recorded in connection with the Heritage Brands transaction, (ii) $48 million of pre-tax costs incurred in connection with actions announced in March 2021 to streamline its organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, and (iii) $21 million of pre-tax costs incurred in connection with exiting the Heritage Brands Retail business, and the resulting estimated tax effects of these pre-tax items.

Fourth Quarter Guidance
The Company expects revenue and earnings in the fourth quarter of 2021 to continue to be impacted by the pandemic. While the international businesses have exceeded and are expected to continue to exceed 2019 pre-pandemic revenue levels in the fourth quarter of 2021, the North America businesses are expected to remain challenged, as international tourism, which is the source of a significant portion of regional revenue, is not expected to return to any significant level.

The Company expects gross margin to continue to realize improvements in the fourth quarter of 2021 compared to 2020 due to more full price selling and a favorable shift in regional sales mix, which are expected to more than offset higher freight costs.

Revenue in the fourth quarter of 2021 is projected to increase 11% to 14% (increase 16% to 19% on a constant currency basis) compared to the prior year period.

The Company currently projects that fourth quarter 2021 earnings per share on a GAAP basis will be approximately $3.00 compared to a loss per share of $(0.81) in the prior year period. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share and loss per share on a non-GAAP basis for these periods, respectively, as discussed below, exclude these amounts.

The Company currently projects that fourth quarter 2021 earnings per share on a non-GAAP basis will be approximately $1.94 compared to a loss per share of $(0.38) in the prior year period.

Net interest expense in the fourth quarter of 2021 on a GAAP basis is projected to decrease to approximately $25 million compared to $34 million in the prior year period. Included in net interest expense for the prior year period was a $3 million expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition. Net interest expense on a non-GAAP basis for the prior year period excludes this amount. Net interest expense in the fourth quarter of 2021 on a GAAP basis (there are no non-GAAP exclusions expected in the fourth quarter of 2021) is projected to decrease to approximately $25 million compared to $32 million on a non-GAAP basis in the prior year period.

The Company estimates that the fourth quarter 2021 effective tax rate will be in a range of (190)% to (230)% on a GAAP basis, which includes an estimated discrete tax benefit to be recorded in the fourth quarter resulting from a tax accounting method change made in conjunction with its 2020 U.S. federal income tax return. The fourth quarter 2021 effective tax rate guidance on a non-GAAP basis excludes this amount. The Company estimates that the fourth quarter 2021 effective tax rate will be in a range of (85)% to (115)% on a non-GAAP basis. Included in the fourth quarter 2021 effective tax rate guidance on both a

GAAP and a non-GAAP basis is an expected discrete tax benefit related to the resolution of uncertain tax positions.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax costs of $48 million incurred in 2021 in connection with actions announced in March 2021 to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, consisting of noncash asset impairments, severance, and contract termination and other costs, of which $43 million was incurred in the first quarter, $2 million was incurred in the second quarter, and $2 million was incurred in the third quarter.
•Pre-tax costs of $21 million incurred in 2021 in connection with the exit from the Heritage Brands Retail business announced in July 2020 that was substantially completed in the second quarter of 2021, consisting of severance and other termination benefits, accelerated amortization of lease assets and contract termination and other costs, of which $8 million was incurred in the first quarter and $13 million was incurred in the second quarter.
•Pre-tax net gain of $113 million recorded in the third quarter of 2021 in connection with the sale of certain intellectual property and other assets of the Company’s Heritage Brands business that closed on the first day of the third quarter of 2021 (the “Heritage Brands transaction”), which includes a gain on the sale, less costs to sell, a net gain on the Company’s retirement plans associated with the transaction, and severance costs.
•Estimated discrete tax benefit to be recorded in the fourth quarter of 2021 resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return.

•Pre-tax noncash impairment charges of $1.021 billion recorded in 2020, primarily resulting from the impact of the COVID-19 pandemic on the Company’s business, including $933 million related to goodwill and other intangible assets, $75 million related to store assets, and $12 million related to an equity method investment, of which $962 million was recorded in the first quarter and $59 million was recorded in the fourth quarter.
•Pre-tax costs of $7 million incurred in the first quarter of 2020 in connection with a consolidation within the Company’s warehouse and distribution network in North America.
•Pre-tax noncash net loss of $3 million recorded in the first quarter of 2020 related to the April 2020 sale of the Company’s Speedo North America business to Pentland Group PLC, the parent company of the Speedo brand (the “Speedo transaction”) and the resulting deconsolidation of the net assets of the Speedo North America business.
•Pre-tax expense of $5 million recorded in 2020 resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Company’s acquisition of the approximately 78% interest in Gazal Corporation Limited that it did not already own (the “Australia acquisition”), of which $4 million of income was recorded in the first quarter, $5 million of expense was recorded in the second quarter, $1 million of expense was recorded in the third quarter and $3 million of expense was recorded in the fourth quarter.
•Pre-tax costs of $40 million incurred in 2020 related to the reduction in the Company’s North America office workforce announced in July 2020 (the “North America workforce reduction”), primarily consisting of severance, of which $38 million was recorded in the second quarter and $1 million was recorded in the third quarter.
•Pre-tax costs of $29 million incurred in 2020 in connection with exiting the Heritage Brands Retail business, consisting of $15 million of severance, $7 million of noncash asset impairments and $7 million of accelerated amortization of lease assets and other costs, of which $12 million was incurred in the second quarter, $9 million was incurred in the third quarter and $8 million was incurred in the fourth quarter.

•Pre-tax gain of $65 million recorded in the fourth quarter of 2020 related to the recognized actuarial gain on retirement plans.
•Discrete tax expense of $33 million recorded in the fourth quarter of 2020 related to the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the enactment of legislation in the Netherlands known as the “2021 Dutch Tax Plan,” which became effective on January 1, 2021.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s GAAP results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 9 and the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

Contact:       Dana Perlman
(212) 381-3502
investorrelations@pvh.com

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its third quarter earnings release is scheduled for Thursday, December 2, 2021 at 9:00 a.m. EST. Please log on to the Company’s web site at www.PVH.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.PVH.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 6404900. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from restructuring and similar plans, such as the workforce reductions in North America and certain international markets, and the reductions in its office and store real estate footprint, all as previously announced; (iii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iv) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores and its directly operated digital commerce sites, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors, consumer sentiment and other factors; (v) the Company’s ability to manage its growth and inventory; (vi) quota restrictions, the imposition of safeguard controls and the imposition of new or increased duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (vii) the availability and cost of raw materials; (viii) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (ix) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Patrol; (x) changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (xi) disease epidemics and health-related concerns, such as the ongoing COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, has resulted in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, scarcity of raw materials and scrutiny or embargoing of goods produced in affected areas, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure, or governments implement mandatory business closures, travel restrictions or the like to prevent the spread of disease, and market or other changes that could result (or, with respect to the COVID-19 pandemic, could continue to result) in shortages of inventory available to be delivered to the Company’s stores and customers, order cancellations and lost sales, as well as in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xii) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to realize the strategic benefits of transactions (such as the Company’s sale of certain intellectual property and other assets of, and exiting from, its Heritage Brands business to focus on its Calvin Klein and Tommy Hilfiger businesses), the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the ability to operate effectively and profitably the Company’s continuing businesses after the sale or other disposal of a subsidiary, business or the assets thereof; (xiii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xiv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xv) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvi) the impact of new and revised tax legislation and regulations; and (xvii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended		Nine Months Ended
	10/31/21	11/1/20	10/31/21	11/1/20

Net sales	$2,208.0	$2,014.3	$6,410.0	$4,802.7
Royalty revenue	97.4	79.7	248.0	185.7
Advertising and other revenue	27.1	24.1	67.0	54.4
Total revenue	$2,332.5	$2,118.1	$6,725.0	$5,042.8

Gross profit on net sales	$1,220.6	$997.5	$3,592.8	$2,410.4
Gross profit on royalty, advertising and other revenue	124.5	103.8	315.0	240.1
Total gross profit	1,345.1	1,101.3	3,907.8	2,650.5

Selling, general and administrative expenses	1,097.3	987.2	3,198.7	2,809.5

Goodwill and other intangible asset impairments				933.5

Non-service related pension and postretirement income	(4.2)	(3.6)	(11.5)	(7.9)

Other (gain) loss, net	(118.9)		(118.9)	3.1

Equity in net income (loss) of unconsolidated affiliates	6.3	4.4	14.1	(10.3)

Earnings (loss) before interest and taxes	377.2	122.1	853.6	(1,098.0)

Interest expense, net	24.6	33.5	80.3	86.8

Pre-tax income (loss)	352.6	88.6	773.3	(1,184.8)

Income tax expense (benefit)	72.9	19.1	212.1	(105.4)

Net income (loss)	279.7	69.5	561.2	(1,079.4)

Less: Net loss attributable to redeemable non-controlling interest (1)		(0.3)	(0.3)	(1.0)

Net income (loss) attributable to PVH Corp.	$279.7	$69.8	$561.5	$(1,078.4)

Diluted net income (loss) per common share attributable to PVH Corp. (2)	$3.89	$0.98	$7.77	$(15.15)

	Quarter Ended		Nine Months Ended
	10/31/21	11/1/20	10/31/21	11/1/20

Depreciation and amortization expense	$77.3	$80.2	$233.2	$240.2

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)    The Company and Arvind Limited had a joint venture in Ethiopia in which the Company owned a 75% interest until May 31, 2021. The Company, since May 31, 2021, has managed and effectively owned all economic interests in the joint venture.

(2)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income (loss) per common share to diluted net income (loss) per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures

The Company believes it is useful to investors to present its results for the periods ended October 31, 2021 and November 1, 2020 on a non-GAAP basis by excluding (i) the costs incurred in the first, second and third quarters of 2021 in connection with actions announced in March 2021 to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, consisting of noncash asset impairments, severance, and contract termination and other costs; (ii) the costs incurred in the first and second quarters of 2021 and the second and third quarters of 2020 related to exiting the Heritage Brands Retail business, consisting of severance and other termination benefits, accelerated amortization of lease assets, contract termination and other costs, and noncash asset impairments; (iii) the gain recorded in the third quarter of 2021 in connection with the sale of certain intellectual property and other assets of the Company’s Heritage Brands business that closed on the first day of the third quarter of 2021 (the “Heritage Brands transaction”), which includes a gain on the sale, less costs to sell, and a net gain on the Company’s retirement plans associated with the transaction; (iv) the costs incurred in the third quarter of 2021 in connection with the Heritage Brands transaction, consisting of severance; (v) the income (expense) recorded in the first, second and third quarters of 2020 resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the acquisition of the approximately 78% interest in Gazal Corporation Limited that the Company did not already own (the “Australia acquisition”); (vi) the noncash impairment charges recorded in the first quarter of 2020 related to store assets as a result of the significant negative impacts of the COVID-19 pandemic on the Company's business, consisting of property, plant and equipment; (vii) the noncash impairment charges recorded in the first quarter of 2020 related to goodwill, tradenames, and other intangible assets, as well as an equity method investment, as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (viii) the noncash net loss recorded in the first quarter of 2020 related to the sale of the Speedo North America business in April 2020 (the “Speedo transaction”) and the resulting deconsolidation of the net assets of the business; (ix) the costs incurred in the first quarter of 2020 in connection with the consolidation within the Company’s warehouse and distribution network in North America; (x) the costs incurred in the second and third quarters of 2020 in connection with the reduction in the North America office workforce announced in July 2020 (the “North America workforce reduction”), primarily consisting of severance; and (xi) the tax effects associated with the foregoing pre-tax items. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

PVH CORP.
Non-GAAP Measures (continued)
(In millions, except per share data)

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 9 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Nine Months Ended
	10/31/21	11/1/20	10/31/21	11/1/20

Non-GAAP Measures
Selling, general and administrative expenses (1)	$1,089.3	$977.2	$3,124.5	$2,729.0
Goodwill and other intangible asset impairments (2)				—
Non-service related pension and postretirement income (3)				(10.9)
Other (gain) loss, net (4)	—		—	—
Equity in net income of unconsolidated affiliates (5)				2.0
Earnings (loss) before interest and taxes (6)	266.3	132.1	808.9	(65.6)
Interest expense, net (7)		32.1		84.5
Income tax expense (benefit) (8)	49.6	6.1	200.5	(36.6)
Net income (loss) attributable to PVH Corp. (9)	192.1	94.2	528.4	(112.5)
Diluted net income (loss) per common share attributable to PVH Corp. (10)	$2.67	$1.32	$7.31	$(1.58)

(1) Please see Table 3 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(2) Please see Table 4 for the reconciliation of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis.
(3) Please see Table 5 for the reconciliation of GAAP non-service related pension and postretirement income to non-service related pension and postretirement income on a non-GAAP basis.
(4) Please see Table 6 for the reconciliations of GAAP other (gain) loss, net to other (gain) loss, net on a non-GAAP basis.
(5) Please see Table 7 for the reconciliation of GAAP equity in net loss of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(6) Please see Table 2 for the reconciliations of GAAP earnings (loss) before interest and taxes to earnings (loss) before interest and taxes on a non-GAAP basis.
(7) Please see Table 8 for the reconciliations of GAAP interest expense, net to interest expense, net on a non-GAAP basis.
(8) Please see Table 9 for the reconciliations of GAAP income tax expense (benefit) to income tax expense (benefit) on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(9) Please see Table 1 for the reconciliations of GAAP net income (loss) to net income (loss) on a non-GAAP basis.
(10) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income (loss) per common share to diluted net income (loss) per common share on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income (loss) to net income (loss) on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/31/21	11/1/20	10/31/21	11/1/20

Net income (loss) attributable to PVH Corp.	$279.7	$69.8	$561.5	$(1,078.4)

Diluted net income (loss) per common share attributable to PVH Corp.(1)	$3.89	$0.98	$7.77	$(15.15)

Pre-tax items excluded:

SG&A expenses associated with store asset impairments				16.0

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America				6.8

SG&A expenses associated with actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint	2.5		47.6

SG&A expenses associated with the North America workforce reduction		1.3		36.7

SG&A expenses associated with exiting the Heritage Brands Retail business		8.7	21.1	21.0

SG&A expenses associated with the Heritage Brands transaction	5.5		5.5

Goodwill and other intangible asset impairments				933.5

Special termination benefits expense associated with the North America workforce reduction (recorded in non-service related pension and postretirement income)				3.0

Gain in connection with the Heritage Brands transaction (recorded in other (gain) loss, net)	(118.9)		(118.9)

Noncash net loss related to the Speedo transaction (recorded in other (gain) loss, net)				3.1

Impairment of an equity method investment (recorded in equity in net income (loss) of unconsolidated affiliates)				12.3

Expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest in connection with the Australia acquisition (recorded in interest expense, net)		1.4		2.3

Tax effects of the pre-tax items above (2)	23.3	13.0	11.6	(68.8)

Net income (loss) on a non-GAAP basis attributable to PVH Corp.	$192.1	$94.2	$528.4	$(112.5)

Diluted net income (loss) per common share on a non-GAAP basis attributable to PVH Corp.(1)	$2.67	$1.32	$7.31	$(1.58)

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income (loss) per common share to diluted net income (loss) per common share on a non-GAAP basis.

(2) Please see Table 9 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP earnings (loss) before interest and taxes to earnings (loss) before interest and taxes on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/31/21	11/1/20	10/31/21	11/1/20

Earnings (loss) before interest and taxes	$377.2	$122.1	$853.6	$(1,098.0)

Items excluded:

SG&A expenses associated with store asset impairments				16.0

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America				6.8

SG&A expenses associated with actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint	2.5		47.6

SG&A expenses associated with the North America workforce reduction		1.3		36.7

SG&A expenses associated with exiting the Heritage Brands Retail business		8.7	21.1	21.0

SG&A expenses associated with the Heritage Brands transaction	5.5		5.5

Goodwill and other intangible asset impairments				933.5

Special termination benefits expense associated with the North America workforce reduction (recorded in non-service related pension and postretirement income)				3.0

Gain in connection with the Heritage Brands transaction (recorded in other (gain) loss, net)	(118.9)		(118.9)

Noncash net loss related to the Speedo transaction (recorded in other (gain) loss, net)				3.1

Impairment of an equity method investment (recorded in equity in net income (loss) of unconsolidated affiliates)				12.3

Earnings (loss) before interest and taxes on a non-GAAP basis	$266.3	$132.1	$808.9	$(65.6)

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 3 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/31/21	11/1/20	10/31/21	11/1/20

SG&A expenses	$1,097.3	$987.2	$3,198.7	$2,809.5

Items excluded:

Expenses associated with store asset impairments				(16.0)

Expenses associated with the consolidation within the Company’s warehouse and distribution network in North America				(6.8)

Expenses associated with actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint	(2.5)		(47.6)

Expenses associated with the North America workforce reduction		(1.3)		(36.7)

Expenses associated with exiting the Heritage Brands Retail business		(8.7)	(21.1)	(21.0)

Expenses associated with the Heritage Brands transaction	(5.5)		(5.5)

SG&A expenses on a non-GAAP basis	$1,089.3	$977.2	$3,124.5	$2,729.0

Table 4 - Reconciliation of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis

Nine Months Ended
11/1/20

Goodwill and other intangible asset impairments	$933.5

Item excluded:

Goodwill and other intangible asset impairments	(933.5)

Goodwill and other intangible asset impairments on a non-GAAP basis	$—

Table 5 - Reconciliation of GAAP non-service related pension and postretirement income to non-service related pension and postretirement income on a non-GAAP basis

Nine Months Ended
11/1/20

Non-service related pension and postretirement income	$(7.9)

Item excluded:

Special termination benefits expense associated with the North America workforce reduction	(3.0)

Non-service related pension and postretirement income on a non-GAAP basis	$(10.9)

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 6 - Reconciliations of GAAP other (gain) loss, net to other (gain) loss, net on a non-GAAP basis

	Quarter Ended	Nine Months Ended
	10/31/21	10/31/21	11/1/20

Other (gain) loss, net	$(118.9)	$(118.9)	$3.1

Items excluded:

Gain in connection with the Heritage Brands transaction	118.9	118.9

Noncash net loss related to the Speedo transaction			(3.1)

Other (gain) loss, net on a non-GAAP basis	$—	$—	$—

Table 7 - Reconciliation of GAAP equity in net loss of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

Nine Months Ended
11/1/20

Equity in net loss of unconsolidated affiliates	$(10.3)

Item excluded:

Impairment of an equity method investment	12.3

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$2.0

Table 8 - Reconciliations of GAAP interest expense, net to interest expense, net on a non-GAAP basis

	Quarter Ended	Nine Months Ended
	11/1/20	11/1/20

Interest expense, net	$33.5	$86.8

Item excluded:

Expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest in connection with the Australia acquisition	(1.4)	(2.3)

Interest expense, net on a non-GAAP basis	$32.1	$84.5

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 9 - Reconciliations of GAAP income tax expense (benefit) to income tax expense (benefit) on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/31/21	11/1/20	10/31/21	11/1/20

Income tax expense (benefit)	$72.9	$19.1	$212.1	$(105.4)

Item excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	(23.3)	(13.0)	(11.6)	68.8

Income tax expense (benefit) on a non-GAAP basis	$49.6	$6.1	$200.5	$(36.6)

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A.    The Company computed its diluted net income (loss) per common share as follows:

	Quarter Ended			Quarter Ended
	10/31/21			11/1/20
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income attributable to PVH Corp.	$279.7	$87.6	$192.1	$69.8	$(24.4)	$94.2

Weighted average common shares	70.9		70.9	71.1		71.1
Weighted average dilutive securities	1.1		1.1	0.4		0.4
Total shares	72.0		72.0	71.5		71.5

Diluted net income per common share attributable to PVH Corp.	$3.89		$2.67	$0.98		$1.32

	Nine Months Ended			Nine Months Ended
	10/31/21			11/1/20
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income (loss) attributable to PVH Corp.	$561.5	$33.1	$528.4	$(1,078.4)	$(965.9)	$(112.5)

Weighted average common shares	71.2		71.2	71.2		71.2
Weighted average dilutive securities	1.1		1.1	—		—
Total shares	72.3		72.3	71.2		71.2

Diluted net income (loss) per common share attributable to PVH Corp. (3)	$7.77		$7.31	$(15.15)		$(1.58)

(1) Represents the impact on net income in the periods ended October 31, 2021 from the elimination of (i) the costs related to actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint; (ii) the costs related to exiting the Heritage Brands Retail business; (iii) the gain recorded in connection with the Heritage Brands transaction; (iv) the costs related to the Heritage Brands transaction; and (v) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net income (loss) to net income (loss) on a non-GAAP basis.

(2) Represents the impact on net income (loss) in the periods ended November 1, 2020 from the elimination of (i) the expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition; (ii) the noncash impairment charges related to goodwill, tradenames, and other intangible assets, store assets and an equity method investment as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (iii) the noncash net loss recorded related to the Speedo transaction; (iv) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America; (v) the costs related to exiting the Heritage Brands Retail business; (vi) the costs related to the North America workforce reduction; and (vii) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net income (loss) to net income (loss) on a non-GAAP basis.

(3) Diluted net loss per common share attributable to PVH Corp. for the nine months ended November 1, 2020 excluded all potentially dilutive securities because there was a net loss attributable to PVH Corp. for the period and, as such, the inclusion of these securities would have been anti-dilutive.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	10/31/21	11/1/20
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,298.7	$1,460.0
Receivables	936.6	818.7
Inventories	1,379.6	1,483.5
Other	244.0	205.7
Total Current Assets	3,858.9	3,967.9
Property, Plant and Equipment	897.1	953.2
Operating Lease Right-of-Use Assets	1,432.1	1,613.7
Goodwill and Other Intangible Assets	6,270.3	6,345.0
Other Assets	357.6	377.4
	$12,816.0	$13,257.2

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$2,203.7	$2,099.8
Current Portion of Operating Lease Liabilities	395.0	424.1
Short-Term Borrowings	27.8	21.1
Current Portion of Long-Term Debt	32.8	22.9
Other Liabilities	1,094.1	1,097.4
Long-Term Portion of Operating Lease Liabilities	1,285.7	1,454.6
Long-Term Debt	2,605.2	3,464.1
Redeemable Non-Controlling Interest	—	(3.0)
Stockholders’ Equity	5,171.7	4,676.2
	$12,816.0	$13,257.2

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	10/31/21	11/1/20
Tommy Hilfiger North America
Net sales	$269.2	$249.7
Royalty revenue	25.2	13.6
Advertising and other revenue	6.8	4.3
Total	301.2	267.6

Tommy Hilfiger International
Net sales	895.8	806.9
Royalty revenue	16.5	10.5
Advertising and other revenue	4.2	4.8
Total	916.5	822.2

Total Tommy Hilfiger
Net sales	1,165.0	1,056.6
Royalty revenue	41.7	24.1
Advertising and other revenue	11.0	9.1
Total	1,217.7	1,089.8

Calvin Klein North America
Net sales	292.1	231.9
Royalty revenue	42.7	34.0
Advertising and other revenue	14.6	9.5
Total	349.4	275.4

Calvin Klein International
Net sales	597.9	492.8
Royalty revenue	12.5	17.0
Advertising and other revenue	1.3	4.8
Total	611.7	514.6

Total Calvin Klein
Net sales	890.0	724.7
Royalty revenue	55.2	51.0
Advertising and other revenue	15.9	14.3
Total	961.1	790.0

Heritage Brands Wholesale
Net sales	153.0	192.0
Royalty revenue	0.5	4.0
Advertising and other revenue	0.2	0.6
Total	153.7	196.6

Heritage Brands Retail
Net sales	—	41.0
Royalty revenue	—	0.6
Advertising and other revenue	—	0.1
Total	—	41.7

Total Heritage Brands
Net sales	153.0	233.0
Royalty revenue	0.5	4.6
Advertising and other revenue	0.2	0.7
Total	153.7	238.3

Total Revenue
Net sales	2,208.0	2,014.3
Royalty revenue	97.4	79.7
Advertising and other revenue	27.1	24.1
Total	$2,332.5	$2,118.1

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	10/31/21			11/1/20
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$(1.2)	$—	$(1.2)	$(38.1)	$—	$(38.1)

Tommy Hilfiger International	178.6	(1.8)	180.4	157.9	—	157.9

Total Tommy Hilfiger	177.4	(1.8)	179.2	119.8	—	119.8

Calvin Klein North America	20.5	—	20.5	(14.1)	—	(14.1)

Calvin Klein International	110.9	(0.7)	111.6	85.8	—	85.8

Total Calvin Klein	131.4	(0.7)	132.1	71.7	—	71.7

Heritage Brands Wholesale	116.7	113.4	3.3	(2.3)	(1.3)	(1.0)

Heritage Brands Retail	—	—	—	(23.8)	(8.7)	(15.1)

Total Heritage Brands	116.7	113.4	3.3	(26.1)	(10.0)	(16.1)

Corporate	(48.3)	—	(48.3)	(43.3)	—	(43.3)

Total earnings before interest and taxes	$377.2	$110.9	$266.3	$122.1	$(10.0)	$132.1

(1) The adjustments for the quarter ended October 31, 2021 represent the elimination of (i) the costs related to actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint; (ii) the gain recorded in connection with the Heritage Brands transaction; and (iii) the costs related to the Heritage Brands transaction.

(2) The adjustments for the quarter ended November 1, 2020 represent the elimination of (i) the costs related to exiting the Heritage Brands Retail business; and (ii) the costs related to the North America workforce reduction.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Nine Months Ended	Nine Months Ended
	10/31/21	11/1/20
Tommy Hilfiger North America
Net sales	$747.8	$604.9
Royalty revenue	58.2	37.5
Advertising and other revenue	14.9	8.5
Total	820.9	650.9

Tommy Hilfiger International
Net sales	2,532.1	1,851.0
Royalty revenue	42.5	27.5
Advertising and other revenue	11.4	10.6
Total	2,586.0	1,889.1

Total Tommy Hilfiger
Net sales	3,279.9	2,455.9
Royalty revenue	100.7	65.0
Advertising and other revenue	26.3	19.1
Total	3,406.9	2,540.0

Calvin Klein North America
Net sales	809.1	576.5
Royalty revenue	103.0	72.8
Advertising and other revenue	34.6	21.9
Total	946.7	671.2

Calvin Klein International
Net sales	1,683.5	1,136.7
Royalty revenue	34.0	37.6
Advertising and other revenue	4.5	11.6
Total	1,722.0	1,185.9

Total Calvin Klein
Net sales	2,492.6	1,713.2
Royalty revenue	137.0	110.4
Advertising and other revenue	39.1	33.5
Total	2,668.7	1,857.1

Heritage Brands Wholesale
Net sales	561.9	537.8
Royalty revenue	10.3	8.8
Advertising and other revenue	1.6	1.6
Total	573.8	548.2

Heritage Brands Retail
Net sales	75.6	95.8
Royalty revenue	—	1.5
Advertising and other revenue	—	0.2
Total	75.6	97.5

Total Heritage Brands
Net sales	637.5	633.6
Royalty revenue	10.3	10.3
Advertising and other revenue	1.6	1.8
Total	649.4	645.7

Total Revenue
Net sales	6,410.0	4,802.7
Royalty revenue	248.0	185.7
Advertising and other revenue	67.0	54.4
Total	$6,725.0	$5,042.8

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS (LOSS) BEFORE INTEREST AND TAXES BY SEGMENT

	Nine Months Ended			Nine Months Ended
	10/31/21			11/1/20
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$18.4	$(1.7)	$20.1	$(120.3)	$(15.0)	$(105.3)

Tommy Hilfiger International	510.7	(8.9)	519.6	202.1	(3.1)	205.2

Total Tommy Hilfiger	529.1	(10.6)	539.7	81.8	(18.1)	99.9

Calvin Klein North America	59.4	(2.1)	61.5	(363.5)	(303.6)	(59.9)

Calvin Klein International	306.2	(6.4)	312.6	(303.0)	(395.8)	92.8

Total Calvin Klein	365.6	(8.5)	374.1	(666.5)	(699.4)	32.9

Heritage Brands Wholesale	160.1	113.4	46.7	(296.9)	(265.2)	(31.7)

Heritage Brands Retail	(33.9)	(21.1)	(12.8)	(72.2)	(24.8)	(47.4)

Total Heritage Brands	126.2	92.3	33.9	(369.1)	(290.0)	(79.1)

Corporate	(167.3)	(28.5)	(138.8)	(144.2)	(24.9)	(119.3)

Total earnings (loss) before interest and taxes	$853.6	$44.7	$808.9	$(1,098.0)	$(1,032.4)	$(65.6)

(1) The adjustments for the nine months ended October 31, 2021 represent the elimination of (i) the costs related to actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint; (ii) the costs related to exiting the Heritage Brands Retail business; (iii) the gain recorded in connection with the Heritage Brands transaction; and (iv) the costs related to the Heritage Brands transaction.

(2) The adjustments for the nine months ended November 1, 2020 represent the elimination of (i) the noncash impairment charges related to goodwill, tradenames, and other intangible assets, store assets and an equity method investment as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (ii) the noncash net loss recorded related to the Speedo transaction; (iii) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America; (iv) the costs related to exiting the Heritage Brands Retail business; and (v) the costs related to the North America workforce reduction.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2021 estimated results on a non-GAAP basis by excluding (i) the costs incurred in connection with the exit from the Heritage Brands Retail business that was substantially completed in the second quarter of 2021; (ii) the costs incurred in connection with actions to streamline its organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures; (iii) the gain recorded in connection with the Heritage Brands transaction, which includes a gain on the sale, less costs to sell, and a net gain on the Company’s retirement plans associated with the transaction; (iv) the costs incurred in connection with the Heritage Brands transaction, consisting of severance; (v) an estimated discrete tax benefit resulting from a tax accounting method change made in conjunction with its 2020 U.S. federal income tax return; and (vi) the estimated tax effects associated with the foregoing pre-tax items. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding the foregoing amounts.

The 2021 estimated results are presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems to be non-recurring or non-operational and believes that excluding them (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The estimated tax effects associated with the above pre-tax items are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

2021 Net Income Per Common Share Reconciliations

	Current Guidance		Previous Guidance
	Full Year 2021 (Estimated)	Fourth Quarter 2021 (Estimated)	Full Year 2021 (Estimated)	Third Quarter 2021 (Estimated)

GAAP net income per common share attributable to PVH Corp.	Approximately $10.75	Approximately $3.00	Approximately $8.80	$3.00 - $3.05
Estimated per common share impact of items identified as non-GAAP exclusions	$1.50	$1.06	$0.30	$1.05
Net income per common share attributable to PVH Corp. on a non-GAAP basis	Approximately $9.25	Approximately $1.94	Approximately $8.50	$1.95 - $2.00

2021 Tax Rate Reconciliations	Full Year 2021 (Estimated)	Fourth Quarter 2021 (Estimated)

GAAP tax rate	7.5% to 8.5%	(190)% to (230)%
Estimated tax rate impacts from items identified as non-GAAP exclusions and an estimated discrete tax benefit resulting from a tax accounting method change	(8.5)%	(105)% to (115)%
Tax rate on a non-GAAP basis	16% to 17%	(85)% to (115)%

The GAAP net income per common share attributable to PVH Corp. amounts presented in the above table, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of (i) acquisition, restructuring, divestment or similar transactions or activities, (ii) the timing and strategy of restructuring and integration initiatives

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

or other one-time events, if any, that the Company engages in or suffers during the period, (iii) any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans, including the recent volatility in the financial markets due, in part, to the COVID-19 pandemic, (iv) changes in the expected impacts of the pandemic, including impacts of the Omicron variant, and related supply chain and logistics disruptions, including vessel, container and other transportation shortages, labor shortages and port congestion globally, as well as production delays in some of the Company’s key sourcing countries subsequent to issuance of this press release, or (v) any discrete tax events including changes in tax rates or tax law and events arising from audits or the resolution of uncertain tax positions.

2021 Constant Currency Revenue Reconciliations
	Full Year 2021 (Estimated)	Fourth Quarter 2021 (Estimated)

GAAP revenue increase	27% to 28%	11% to 14%
Positive (Negative) impact of foreign exchange	2%	(5)%
Non-GAAP revenue increase on a constant currency basis	25% to 26%	16% to 19%

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Reconciliation of GAAP Diluted Net (Loss) Per Common Share to Diluted Net (Loss) Per Common Share on a Non-GAAP Basis
	Full Year 2020			Fourth Quarter 2020
	(Actual)			(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments (1)	Non-GAAP Results	Results Under GAAP	Adjustments (2)	Non-GAAP Results

Net (loss) attributable to PVH Corp.	$(1,136.1)	$(996.2)	$(139.9)	$(57.7)	$(30.3)	$(27.4)
Total weighted average shares	71.2		71.2	71.1		71.1

Diluted net (loss) per common share attributable to PVH Corp.(3)	$(15.96)		$(1.97)	$(0.81)		$(0.38)

(1) Represents the impact on net loss in the year ended January 31, 2021 from the elimination of (i) a $64.5 million recognized actuarial gain on retirement plans; (ii) a $4.9 million expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition; (iii) $1,020.5 million of noncash impairment charges related to goodwill, tradenames, and other intangible assets, and store assets, as well as an equity method investment, primarily as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (iv) a $3.1 million noncash net loss related to the Speedo transaction; (v) $6.8 million of costs in connection with the consolidation within the Company’s warehouse and distribution network in North America; (vi) $39.7 million of costs related to the North America workforce reduction, primarily consisting of severance; (vii) $29.0 million of costs related to exiting the

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

Heritage Brands Retail business consisting of severance, noncash asset impairments and accelerated amortization of lease assets and other costs; (viii) a $33.1 million discrete tax expense related to the remeasurement of certain of the Company’s net deferred tax liabilities related to the enactment of legislation in the Netherlands, which became effective on January 1, 2021; and (ix) $76.4 million of net tax benefits associated with the foregoing pre-tax items.

(2) Represents the impact on net loss in the quarter ended January 31, 2021 from the elimination of (i) a $64.5 million recognized actuarial gain on retirement plans; (ii) a $2.6 million expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition; (iii) $58.7 million of noncash impairment charges related to store assets, consisting of lease assets and property, plant and equipment, as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business and the impact of a shift in consumer buying trends from brick and mortar stores to digital channels; (iv) $8.0 million of costs related to exiting the Heritage Brands Retail business, primarily consisting of severance and accelerated amortization of lease assets; (v) a $33.1 million discrete tax expense related to the remeasurement of certain of the Company’s net deferred tax liabilities related to the enactment of legislation in the Netherlands, which became effective on January 1, 2021; and (vi) $7.6 million of net tax benefits associated with the foregoing pre-tax items.

(3) Diluted net loss per common share for the periods ended January 31, 2021 excluded all potentially dilutive securities because there was a net loss for the period and, as such, the inclusion of these securities would have been anti-dilutive.